Exhibit 10.2

SUBLEASE

THIS AGREEMENT, made as of the first day of April, 2008 between ATMI Materials, Ltd., a Texas limited partnership, having an office at 700 Jeffrey Way, Suite 300, Round Rock, Texas 78664 hereinafter called “Sublessor” and IdentiPHI, Inc., a Delaware Corporation with an office at 13809 Research Boulevard, Austin, Texas 78750 hereinafter called “Sublessee”.

W I T N E S S E T H:

WHEREAS, by Agreement of Lease dated as of the 27th day of July, 2006 (herein called the “Prime Lease”) Sublessor leases from Tower of the Hills, LP (the “Prime Lessor “) part of the third floor in the building known as 13809 Research Boulevard, Austin, Texas, consisting of approximately 2,252 rentable square feet.

a. WHEREAS, Sublessor is currently in possession of the premises consisting of approximately 2,252 rentable square feet, (the “Sublease Premises” or “premises”) and whereas Sublessee desires to sublease the Sublease Premises from Sublessor.

NOW, THEREFORE, for and in consideration of the premises, and of the mutual covenants hereof, Sublessor and Sublessee stipulate, covenant and agree as follows:

Premises	1. Sublessor does hereby sublease to Sublessee the premises consisting of approximately 2,252 rentable square feet on the third floor shown on Exhibit “A”, attached hereto and made a part hereof.

Term

2. The term shall commence upon the execution and delivery of the Prime Lessor’s consent and expire at 12 noon on September 29, 2009. Sublessor represents and warrants to Sublessee that the Commencement Date of the Prime Lease was August 1, 2006 and the Lease Term therefore ends on September 30, 2009.

Uses	3. The uses shall be in accordance with the provisions of Section 1. i) “Permitted Uses” and Section 4. “Use and Occupancy” of the Prime Lease.

Rents

4. Sublessee shall pay to Sublessor in U.S. currency the annual Base Rental of Thirty-Six Thousand Thirty-Two Dollars ($36,032), payable in equal monthly installments of Three Thousand Two Dollars and Sixty-Seven Cents ($3,002.67) for the period June 1, 2008 through May 31, 2009 and the annual Base Rental of Thirty-Seven Thousand One Hundred and Fifty-Eight Dollars ($37,158) payable in equal monthly installments of Three Thousand Ninety-Six Dollars and Fifty Cents ($3,096.50) for the period June 1, 2009 through September 29, 2009 in advance on the first day of each month during the term of this sublease without deduction, set off or demand. Rent for any portion of a month shall be prorated on a thirty (30) day basis. Rent payments shall be delivered to the office of Sublessor at 700 Jeffrey Way, Round Rock, Texas 78664 or such other place as Sublessor may designate.

Sublessor’s Work

5. At the commencement of the term, Sublessee shall accept the premises in its then “as is” condition.
Sublessor shall not be required to perform work of any kind or nature on the Sublease Premises, and all such work and the performance thereof by Sublessee, if any, shall be subject to provisions of this Sublease and the
Prime Lease.

Incorporation of Prime Lease

6. (a) This Sublease is subject to and made upon all obligations, terms, covenants and conditions of the
Prime Lease, a copy of which is attached to and incorporated in this Sublease, with the same force and effect as if fully set forth herein at length, except as otherwise specifically provided herein. All the terms, covenants and conditions which Sublessor is bound to comply with under the Prime Lease as Tenant thereunder shall, to the extent only that they apply to the premises and except as otherwise provided herein, be binding upon the
Sublessee, and all obligations of Prime Lessor, to the extent that they apply to the premises, shall inure to the benefit of Sublessee. It is the intention of the parties that, except as otherwise provided in this Sublease, the relationship between Sublessor and Sublessee shall be governed by the language of the various articles of the
Prime Lease as if they had been typed out herein in full, and the terms “Landlord”, “Tenant” and “Lease” as used in the Prime Lease read, respectively, “Sublessor”, “Sublessee” and “Sublease”.

(b) For the purposes of this Sublease, the following provisions of the Prime Lease are hereby deleted or modified as follows:

(1) Delete in its entirety Section 1. b) “Commencement Date”; 1. n), “Tenant Improvements”; Section 1. q) “Broker of Record”; Section 3. “ Commencement of Rent”; Exhibit “D” “Option to Extend Lease Term”; Exhibit “E” “Commencement Date Memorandum”; the words “Rent shall commence three (3) months after term commencement (Rent Commencement Date).” from Section 3 “Commencement of Rent”.

Modify Section 1. c) “Lease Term” to provide for the sublease term set forth in Section 2 of this sublease.

Modify Section 1. e) “Base Rental” to provide for the Base Rental payable pursuant to Section 4 of this sublease.

Modify Section 1. h), “Security Deposit” to provide for the security deposit set forth in Section 12 of this sublease.

Modify Section 28, “Holding Over” by adding at the end of the Section “Sublessee acknowledges that its failure to vacate the Sublease Premises at the end of the term shall result in significant cost and damages to Sublessor which cannot be readily quantified. In addition to the liquidated damages specified above, Sublessee shall pay to or reimburse Sublessor for all costs incurred in securing possession of the Sublease premises, including but not limited to all legal fees and costs.

Quiet Enjoyment

7. Sublessor covenants and agrees with Sublessee that upon Sublessee paying the rent as stipulated herein and observing and performing all of the other terms, covenants and conditions of this Sublease on Sublessee’s part to be observed and performed, Sublessee may peaceable and quietly enjoy the premises during the term free from disturbance by persons claiming by, through or under Sublessor; provided, however, that this sublease shall automatically terminate upon termination of the Prime Lease and the Sublessee shall have no claim against Sublessor unless such termination was caused by the default of the Sublessor in the performance of its obligations as lessee under the Prime Lease which have not been assumed by the Sublessee under this sublease.
Sublessee covenants and agrees that Sublessee shall not do or suffer or permit anything to be done which would constitute a default under the Prime Lease or would cause the Prime Lease to be cancelled, terminated or forfeited by virtue of any rights of cancellation, termination, or forfeiture reserved or vested in Prime Lessor under the Prime Lease, and that the Sublessee will indemnify and hold harmless Sublessor from damages of any kind whatsoever that Sublessor may incur by reason of, resulting from or arising out of any such default, cancellation, termination or forfeiture.

Notices

8. Any notice or demand under this sublease shall be in writing and shall be considered properly delivered when addressed as hereinafter provided, given or served personally against a receipt or by nationally recognized overnight courier service against a receipt, by registered or certified mail (return receipt requested) and deposited in the United States post office. Any notice or demand by the Sublessee to Sublessor shall be addressed to Sublessor, at ATMI Materials, Ltd., 700 Jeffrey Way, Suite 300, Round Rock, Texas 78664,
Attention: Director Global Facilities and EHS, with a copy to ATMI Materials, Ltd., 6 Commerce Drive,
Danbury, Connecticut 06810, Attention: General Counsel, unless otherwise directed by Sublessor. Any notice from Sublessor to Sublessee shall be addressed to Sublessee at the premises, unless otherwise directed in writing by Sublessee. Rejection or other refusal to accept or the inability to deliver because of a changed address of which no notice was given, shall be deemed to be receipt of the notice, demand or request sent.

Assignment, Subletting or Mortgaging

9. Supplementing the provisions of Section 16 of the Prime Lease, Sublessee covenants that it shall not assign, mortgage, transfer, pledge or encumber its interest in this Sublease, in whole or in part, or sublet or permit the subletting of the premises, permit the premises or any part thereof to be occupied or used by any person or entity other than Sublessee without first obtaining the prior written consent of the Sublessor, which consent Sublessor may not unreasonably withhold or delay. No such assignment or sublease shall operate to release Sublessee from its obligations under this Sublease. As a condition of obtaining Sublessor’s consent,
Sublessee shall pay all Sublessor’s costs involved in the assessment of the proposed Sub-Sublessee or assignee and any related documentation.

Notwithstanding anything to the contrary, Sublessee covenants that it shall not assign, mortgage, transfer, pledge or encumber its interest in this Sublease, in whole or in part, or sublet or permit the subletting of the premises, permit the premises or any part thereof to be occupied or used by any person or entity other than Sublessee without the prior written consent of the Prime Lessor being first obtained.

Prime Lessor’s Responsibilities

10. Sublessee recognizes that Sublessor is not in a position to furnish the services set forth in the Prime Lease, obtain an agreement of non-disturbance, or to perform certain other obligations which are not within the control of Sublessor, such as maintenance, repairs and replacements to the building and premises, compliance with laws, and restoration of the premises and building after casualty or condemnation, and the furnishing of those services to be furnished by the Prime Lessor under Section 7. of the Prime Lease “ Services to be Furnished by Landlord”. Therefore, notwithstanding anything to the contrary contained in this Sublease, Sublessee agrees that Sublessee shall look to Prime Lessor to furnish these services and to perform these obligations and Sublessor shall not be liable to Sublessee or be deemed in default hereunder for failure of Prime Lessor to furnish or perform the same.

Casualty Condemnation

11. Section 23 entitled “Casualty Damage” and Section 24 entitled “Condemnation” of the Prime Lease are modified to provide that if by operation of either of these two Articles the Prime Lease is not terminated and continues in full force and effect, this Sublease shall not be terminated but shall also continue in full force and effect, except that there shall be a proportionate abatement of annual rent payable hereunder to the extent of damage to the premises as determined by Prime Lessor and Sublessor until the premises are restored in accordance with said two Articles; provided, however, that such abatement shall in no event exceed the abatement granted to Sublessor for the premises and, provided further, that no compensation or claim or reduction will be allowed or paid by Sublessor by reason of inconvenience, annoyance or injury to the business of Sublessee arising from the necessity of effecting repairs to the premises or any portion of the building, whether such repairs are required by operation of said two Articles or any other provision of the Prime Lease.

Security Deposit

12. Sublessee shall deposit with Sublessor on the signing of this sublease, a security deposit in the amount of $6,005.33, which deposit shall be in the form of cash as security for the faithful performance and observance by Sublessee of the terms, covenants, conditions and provisions of this sublease, including without limitation the surrender of possession of the Sublease Premises to Sublandlord as and when required by this Sublease. The security deposit shall be returned to Sublessee within 40 days after the termination of this sublease.

Brokers

13. The parties hereto represent and warrant that except for Commercial Tenant Real Estate Representation, Ltd., neither of them has dealt with any broker in connection with this Sublease. Sublessee and Sublessor mutually agree to indemnify, defend and hold each other harmless against any claim or liability for a commission by any broker or finder which claim is based on an act of the indemnifying party. Sublandlord shall pay any commission or compensation due Commercial Tenant Real Estate Representation, Ltd. pursuant to a separate agreement.

Binding and Entire Agreement

14. This Sublease shall be binding on the parties and their respective heirs, executors, representatives, successors and assigns, and in the case of a partnership or limited liability partnership, each of the partners shall be jointly and severally liable. This Sublease contains the entire agreement of the parties and may not be modified except by instrument in writing, which is signed by both parties.

Consent of Prime Lessor

15. Anything hereinabove to the contrary notwithstanding, it is understood and agreed that this Sublease shall not become effective unless and until Sublessor has obtained and delivered to Sublessee the consent of Prime Lessor to the subletting herein.

IN WITNESS WHEREOF, the parties hereto have executed this Sublease as of the day and year first above written.

WITNESS:	IdentiPHI, Inc.

By:
Jeffrey T. Dick

	Title:	Chief Financial Officer

WITNESS:	ATMI Materials, Ltd.

By: Advanced Delivery & Chemical Systems Operating, LLC, its General Partner

By: Advanced Delivery & Chemical Systems Manager, Inc., its Manager

By:

Title:

Exhibit “A”

The Sublease Premises

The plan attached is for purposes of identification only and is not a representation as to condition, size or layout of the Sublease Premises